Exhibit 99.1

Isoray Announces First Quarter Fiscal 2022 Financial Results

Prostate Revenue Increased Year-Over-Year for Second Consecutive Quarter
Non-Prostate Brachytherapy Revenue Increased 20% Year-Over-Year

RICHLAND, Wash., Nov. 10, 2021 (GLOBE NEWSWIRE) -- Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the first quarter fiscal 2022 ended September 30, 2021.

Revenue for the first quarter of fiscal 2022 grew 8% to $2.56 million versus $2.38 million in the prior year comparable period. The company’s core prostate brachytherapy revenue increased 4% versus the first quarter of fiscal 2021. Prostate brachytherapy represented 77% of total revenue for the first quarter of fiscal 2022 compared to 79% in the prior year comparable period. Non-prostate brachytherapy revenue increased 20% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy.

Gross profit as a percentage of revenues was 40.1% for the three months ended September 30, 2021 versus 52.3% in the prior year comparable period. First quarter gross profit decreased 17% to $1.03 million versus $1.25 million in the first quarter of fiscal 2021, as the year over year sales growth was offset by increased costs of goods sold primarily as the result of greater isotope and non-isotope material costs as well as increased payroll and benefits expense due to the increase in headcount versus the prior year comparable period.

Isoray CEO Lori Woods said, “We are encouraged by the prospects for our core prostate brachytherapy business which grew year over year again this quarter. As our innovation pipeline continues to evolve, we are taking what we believe are important steps critical to support the scaling of the organization in anticipation of future growth in our core prostate brachytherapy market as well as in markets related to hard-to-treat cancers.”

Total operating expenses increased 69% in the first quarter to $3.30 million from $1.96 million in the prior year period. Total research and development expenses increased 125% versus the prior year comparable period. The increase in research and development expenses was primarily the result of increased payroll and benefits expense due to greater headcount, increased share-based stock compensation expense due to a timing shift in annual employee stock grants, and higher market research expenses versus the prior year comparable period.

Sales and marketing expenses increased 31% versus the prior year comparable period. The increase in sales and marketing expenses was driven primarily by increases in travel and tradeshow costs and increased share-based stock compensation expense due to a timing shift in annual employee stock grants versus the prior year comparable period. General and administrative expenses increased 72% versus the prior year comparable period. The increases in general and administrative expenses were primarily the result of increased payroll and benefits expense due to annual merit increases and greater headcount, increased employment hiring expenses, and increased share-based stock compensation expense due to a timing shift in annual employee and director stock grants versus the prior year comparable period.

The net loss for the three months ended September 30, 2021 was $2.24 million or ($0.02) per basic and diluted share versus a net loss of $0.71 million or ($0.01) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 141.9 million for the three months ended September 30, 2021 versus 68.9 million in the comparable prior year period.

Cash, cash equivalents, and certificates of deposit at the end of the first quarter of fiscal 2022 totaled $61.7 million and the company had no debt. Stockholders’ equity at the end of the first quarter of fiscal 2022 totaled $65.8 million.

Conference Call Details
The company will hold an earnings conference call today, November 10, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (888) 506-0062. For callers outside the U.S., please dial (973) 528-0011.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/43432. The webcast will be available until February 10, 2022 following the conference call.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray
Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Follow us on LinkedIn and Twitter.

Safe Harbor Statement
Statements in this news release about Isoray’s future expectations, including: the anticipated continued growth in revenues in fiscal year 2022, the impact of COVID-19 on our financial results, timing of recovery in our brachytherapy procedures, suppliers, scheduling of procedures, and employees, advantages of our products including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether research and development we conduct will result in viable revenue opportunities, whether our market presence and growth will continue, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the length and severity of the COVID-19 pandemic, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors’ products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)

	September 30,	June 30,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$61,690	$63,828
Accounts receivable, net	1,902	2,013
Inventory	1,060	980
Prepaid expenses and other current assets	306	481

Total current assets	64,958	67,302

Property and equipment, net	1,953	1,958
Right of use asset, net	705	768
Restricted cash	182	182
Inventory, non-current	792	76
Other assets, net	120	130

Total assets	$68,710	$70,416

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$768	$730
Lease liability	256	252
Accrued protocol expense	120	98
Accrued radioactive waste disposal	102	100
Accrued payroll and related taxes	300	362
Accrued vacation	253	259

Total current liabilities	1,799	1,801
Non-current liabilities:
Lease liability, non-current	459	524
Accrued payroll and related taxes, non-current	77	77
Asset retirement obligation	616	608

Total liabilities	2,951	3,010
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 141,915,266 and 141,915,266 shares issued and outstanding	142	142
Additional paid-in capital	159,185	158,589
Accumulated deficit	(93,568)	(91,325)

Total stockholders' equity	65,759	67,406

Total liabilities and stockholders' equity	$68,710	$70,416

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Quarter ended September 30,
	2021	2020

Sales, net	$2,564	$2,384
Cost of sales	1,535	1,138
Gross profit	1,029	1,246

Operating expenses:
Research and development	702	312
Sales and marketing	761	581
General and administrative	1,840	1,067
Total operating expenses	3,303	1,960

Operating loss	(2,274)	(714)

Non-operating income:
Interest income, net	31	1
Non-operating income, net	31	1

Net loss	(2,243)	(713)
Preferred stock dividends	-	(3)

Net loss applicable to common stockholders	$(2,243)	$(716)

Basic and diluted loss per share	$(0.02)	$(0.01)

Weighted average shares used in computing net loss per share:
Basic and diluted	141,915	68,898